Form of

COPELAND TRUST

NON-12b-1

SHAREHOLDER SERVICE AGREEMENT

Ladies and Gentlemen:

We wish to enter into this Shareholder Service Agreement (“Agreement”) with you concerning the provision of shareholder support or administrative services to your clients (“Customers”) who may from time to time be the record or beneficial owners of Class I shares in one or more series listed on Exhibit I hereto (individually, a “Fund” and collectively, the “Funds”) of the Copeland Trust (“us” or the “Trust”).

The terms and conditions of this Agreement are as follows:

Section 1.  You agree to provide or arrange to provide any or all of the following shareholder support or administrative services to your Customers who may from time to time own of record or beneficially  Class I shares of one or more Funds:1 (i) aggregating and processing purchase and redemption requests for Class I shares from Customers and transmitting promptly net purchase and redemption orders to our transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in Class I shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments from the Trust on behalf of Customers; (iv) providing information periodically to Customers showing their positions in Class I shares; (v) arranging for bank wires; (vi) responding to Customers' inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Class I shares beneficially owned by Customers or the information necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.  All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

Section 2.  You will perform only those activities which are consistent with statutes and regulations applicable to you.  You will act solely as agent or, upon the order of, and for the account of, your Customers.

Section 3.  You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your

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Services may be modified or omitted in the particular case and items relettered or renumbered.

business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby.

Section 4.  Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Class I shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by our distributor or us in writing.

Section 5.  For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares (or orders relating to the same) by or on behalf of Customers.  You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 6.  In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in Exhibit I hereto, as amended from time to time.  The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.  Further, we may, in our discretion and without notice, suspend or withdraw the sale of Class I shares of any and all Funds, including the sale of shares to you for the account of any Customer or Customers.  Compensation payable under this Agreement may be subject to, among other things, the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers, Inc. (“NASD”) Rules of Fair Practice governing receipt by FINRA members of shareholder servicing plan fees from registered investment companies (the “NASD Servicing Plan Rule”).  Such compensation shall only be paid if permissible under the NASD Servicing Plan Rule and shall not be payable for services that are deemed to be distribution-related services.

Section 7.  You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors or legal counsel designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8.  We may enter into other similar Agreements with any other person or persons without your consent.

Section 9.  By your written acceptance of this Agreement, you represent, warrant and agree that:  (i) in no event will any of the services provided by you hereunder be primarily

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intended to result in the sale of any Class I shares issued by us; and (ii) the compensation payable to you hereunder, together with any other compensation you receive in connection with the investment of your Customers' assets in Class I shares of a Fund, will be disclosed by you to your Customers to the extent required by applicable laws or regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you.

Section 10.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee.  Unless sooner terminated, this Agreement will continue until November 30, 2013 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 11.  This Agreement is terminable with respect to Class I shares of any Fund, without penalty, at any time by us or by you upon written notice to the other party hereto.

Section 11.  The form of this Agreement has been approved by vote of a majority of (1) our Board of Trustees and (ii) those Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Service Plan adopted by us regarding the provision of shareholder support and administrative services to the beneficial owners of Class I shares of the Funds or in any agreement related thereto (“Disinterested Trustees”).

Section 12.  All notices and other communications to either you or us will be duly given if mailed, e-mailed, faxed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

Section 13.  This Agreement will be construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

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If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: Copeland Trust, Eight Tower Bridge, 161 Washington Street, Suite 1650, Conshohocken PA 19428 fax number: 484-530-3850.

Very truly yours,

COPELAND TRUST

By:  ____________________

Name:  Eric C. Brown

Title:  President

Accepted and Agreed to:

Servicing Agent

______________________

(Firm Name)

______________________

(Address)

_______________________

(City)          (State)

Fax #: _________________

Attention: _____________

Date:

By: ____________________

Name: __________________

Title: ___________________

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EXHIBIT I

COPELAND TRUST

Fund	Fee (as a percentage of average daily net assets)

Copeland Risk Managed Dividend Growth Fund	.10%
Copeland International Risk Managed Dividend Growth Fund	.10%

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